Exhibit 10a

1095 Avenue of the Americas
New York, New York 10036

July 23, 2026
Daniel H. Schulman
By E-Mail
Dear Daniel,
Further to our recent discussions, this letter agreement (this “Second Amendment”) between you and Verizon Communications Inc. (“Verizon”) amends the employment letter agreement between you and Verizon dated October 13, 2025, as previously amended on January 9, 2026 (the “Letter Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Letter Agreement. Except as specifically modified herein, all other terms of the Letter Agreement remain unchanged and in full force and effect. In consideration of the mutual covenants contained in this Second Amendment and other valid consideration, the sufficiency of which are hereby acknowledged, you and the Company agree as follows:
Paragraph 1 of the Letter Agreement is hereby superseded and replaced in its entirety with the following:
1.    Term. Your employment as CEO of Verizon pursuant to the terms of this Agreement commenced on the Start Date and will continue through December 31, 2028 or such earlier date as your employment with the Company is terminated for any reason (the “Initial Term”). Commencing with calendar year 2029 and continuing with each calendar year thereafter, effective as of January 1 of the applicable calendar year, your employment as CEO of Verizon pursuant to the terms of this Agreement will automatically be extended for such calendar year or such shorter period ending on the date on which your employment with the Company is terminated for any reason (each, an “Extension Term”), provided that such automatic extension will apply only if the following conditions are met: (a) you remain employed with the Company through the December 31 immediately preceding the date on which the applicable Extension Term would commence and (b) neither you or nor Verizon has given written notice of non-extension at least 90 calendar days prior to the date on which the applicable Extension Term would commence. As used herein, “Term” refers to the Initial Term and each Extension Term (if any), collectively. Your employment with the Company is “at will,” which means that either you or the Company may terminate your employment for any reason, at any time, with or without notice.
Paragraphs 4 (Base Salary), 5 (Target Annual Incentive Opportunity), and 6 (Long Term Incentive Awards) of the Letter Agreement are hereby amended to replace each reference therein to the “Term” with a reference to the “Initial Compensation Period,” with the intent and effect that, with respect to the Initial Compensation Period, there is no change to the amount, terms, or conditions of the annual base salary, target annual incentive opportunity, and long-term incentive awards provided pursuant to the Letter Agreement. For avoidance of doubt, nothing contained in this Second Amendment is intended to or shall be read to amend in any way any currently outstanding grant agreement with respect to any equity award made prior to the date hereof. For purposes of this Second Amendment, the “Initial Compensation Period” means the portion of the Initial Term ending on and including December 31, 2027.
A new paragraph 7 is hereby inserted into the Letter Agreement, with each subsequent paragraph being renumbered accordingly:
7.     Extension Term Compensation.
a.    With respect to calendar year 2028, (i) your annual base salary and target annual incentive opportunity will be determined and approved by the Board in the first three months of calendar year 2028 and will be no less than your annual base salary and target annual incentive opportunity, respectively, during the Initial Compensation Period and (ii) your annual long-term incentive award (the “2028 Annual LTI Award”) will be granted as described in paragraph 7(b) below. With respect to any Extension Term, your annual base salary, target annual incentive opportunity, and long-term incentive awards will be determined and approved by the Board during the first three months of the Extension Term. All Board decisions regarding your annual compensation for calendar year 2028 and any Extension Term pursuant to this paragraph 7 will take into account the recommendation of the Committee, which recommendation will be approved by the Committee at the same time that the Committee approves annual compensation opportunities for the Verizon Band 1 executive officers for the applicable calendar year.
b.    The 2028 Annual LTI Award will have a target value of at least $25 million, which is equal to the annualized target value of your annual equity long-term incentive awards for the Initial Compensation Period. The 2028 Annual LTI Award will be granted to you in the first three months of calendar year 2027 at the same time as, and will be in the same form, and subject to the same terms and conditions (including with respect to treatment on termination of employment) as, the 2027 annual long-term incentive awards that are granted to the Verizon Band 1 executive officers; provided that the time-based vesting conditions for the 2028 Annual LTI Award will also be deemed satisfied in full upon your termination of employment on or after the date on which the 2028 Annual LTI Award is granted due to a Succession Event. For the avoidance of doubt, though it will be granted in 2027, the 2028 Annual LTI Award is your sole long-term incentive opportunity for calendar year 2028 and you will not be eligible to receive any additional long-term incentive awards with respect to your service in calendar year 2028.
Paragraph 9 of the Letter Agreement, which is renumbered as Paragraph 10 pursuant to this Second Amendment, is hereby superseded and replaced in its entirety with the following:
10. Separation Prior to Expiration of the Term. Either you or the Company may terminate your employment under this Agreement at any time and for any reason. If, (a) during the Initial Term, prior to December 31, 2028 or (b) during any Extension Term, prior to December 31 of the calendar year covered by the Extension Term (the December 31 date specified in clause (a) or clause (b), as applicable, the “Scheduled Expiration Date”), your employment terminates under circumstances where a successor CEO of Verizon has been appointed by the Board and the Committee has determined, in its sole discretion but acting reasonably and in good faith, that you have satisfactorily facilitated an orderly transition of duties to such successor CEO of Verizon (a “Succession Event”), you will be entitled to receive the following cash payments, subject to your execution of a release of claims in favor of the Company and its affiliates on the Company’s standard form:
a.    an amount equal to the annual base salary that you would have received pursuant to this Agreement had you remained employed by the Company through the applicable Scheduled Expiration Date, payable within 60 days following the termination of your employment; and
b.    an amount equal to the STIP awards that you would have received pursuant to this Agreement had you remained employed through the applicable Scheduled Expiration Date, solely to the extent such awards have not already been paid to you prior to your termination of employment, (i) with respect to the fiscal year in which the termination of employment occurs, based on actual performance for the full fiscal year and payable at the same time full-year STIP award payments are made to executive officers of Verizon and (ii) with respect to any fiscal year ending on or prior to the applicable Scheduled Expiration Date that has not yet commenced as of the date of termination of employment, based on target level of performance (determined based on the target annual incentive opportunity in effect immediately prior to the date of termination or, if no such target annual incentive opportunity has been established, the target annual incentive opportunity that was in effect for the immediately preceding fiscal year) and payable within 60 days following the date of termination.

[Signature Page Follows.]

Please confirm that the foregoing accurately expresses our mutual understanding by signing and returning this Second Amendment.

Sincerely,
VERIZON COMMUNICATIONS INC.

/s/ Todd N. Brooks
Name: Todd N. Brooks
Title: SVP-Total Rewards & HR Operations

Accepted and Agreed:

/s/ Daniel H. Schulman
Daniel H. Schulman

[Signature Page to Second Amendment]